Exhibit 21
ADVANCED LIGHTING TECHNOLOGIES, INC.
Subsidiaries of the Registrant as of June 30, 2005
     The following list of subsidiaries of Advanced Lighting Technologies, Inc. indicates the jurisdiction of organization except for entities incorporated in the State of Ohio:
ADLT Realty Corp. I, Inc.
Advanced Lighting Technologies Australia, Inc.
Deposition Sciences, Inc.
Lighting Resources International, Inc.
Venture Lighting International, Inc.
Advanced Lighting Technologies Europe Limited, organized in the United Kingdom
Advanced Lighting Technologies (NZ) Ltd., organized in New Zealand
Advanced Lighting Technologies Asia Pte, Ltd., organized in Singapore
APL Engineered Materials, Inc., an Illinois corporation
APL Japan Company, Ltd., organized in Japan
Ballastronix, Inc., a Delaware corporation
Lighting Resources Holdings Limited, organized in Mauritius
Narva Lighting Limited, organized in the United Kingdom
Parry Power Systems Limited, organized in the United Kingdom
Venture Lighting Europe, Ltd., organized in the United Kingdom
Venture Lighting India Limited, organized in India
Venture Lighting International, FZE, organized in Dubai, UAE
Venture Lighting International, SA Pty, organized in South Africa
Venture Lighting Power Systems – North America, Inc., organized in Nova Scotia
Venture Power Systems Private Ltd., organized in India